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                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE
                                                                    NEWS RELEASE

Agency Contact:                           Company Contact:
--------------                            ---------------
Bruce Bedortha                            Connie Graybeal
The Loomis Group                          Credence Systems Corporation
415.882.9494 or 415.882.7209 fax          510.623.4774 or 510.623.2524 fax
E-mail: bruce@loomisgroup.com             E-mail: connie_graybeal@credence.com

        CREDENCE SYSTEMS CORPORATION ANNOUNCES STOCK REPURCHASE PROGRAM

        FREMONT, Calif. -- December 12, 1997 -- Credence Systems Corporation (Nasdaq:CMOS), a leading manufacturer of automatic test equipment (ATE) for the worldwide semiconductor industry, today announced a stock repurchase program to repurchase up to 500,000 shares of its outstanding common stock. Credence plans to make such a purchases in the open market at prevailing prices over the next twelve (12) months.

        Dr. Wilmer R. Bottoms, chief executive office of Credence stated, "The Company's repurchase will be used to offset dilution from the company's employee stock repurchase plan and stock option plans."

        Credence will effect such purchases pursuant to the rules and regulations of the Securities and Exchange Commission.

        Credence Systems Corporation is a leading manufacturer of automatic test equipment (ATE) that serves a broad spectrum of the worldwide semiconductor industry's testing needs. Credence offers a wide range of products with test capabilities for digital, mixed-signal, and memory semiconductors. The Company utilizes its proprietary CMOS technologies to redefine test with products that are designed to solve its customers' business problems through technology while meeting the increasingly demanding performance requirements of today's ATE market. The Company is headquartered in Fremont, California, with manufacturing in Beaverton, Oregon. Credence is ISO 9001 certified and is listed on the Nasdaq National Market under the symbol CMOS. Additional information can be found on the World Wide Web at

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CREDENCE SYSTEMS CORPORATION ANNOUNCES STOCK REPURCHASE PROGRAM         Page 2

http://www.credence.com


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Credence and Credence Systems are trademarks of Credence System Corporation.
Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.